UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: December 22, 2006

(Date of earliest event reported)

LENOX GROUP INC

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11908

Delaware	13-3684956
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344

(Address of principal executive offices, including zip code)

(952) 944-5600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure

On October 3, 2006, Lenox, Incorporated (the “Company”), a wholly owned subsidiary of Lenox Group Inc, entered into an Agreement of Sale (the “Sale Agreement”) with BTR Capital Fund II, LLC for the sale of the Company’s factory in Pomona, New Jersey for $7.0 million. (The Company filed an 8-K on October 3, 2006 regarding the Sale Agreement.) On December 22, 2006, the Company closed this transaction and received net proceeds of $6,680,244.04 which have been applied to pay down outstanding debt under the Company’s Term Loan Credit Agreement.

The Company has leased back four spaces at this Pomona, New Jersey property to continue various operations. The retail lease consists of 31,500 square feet at a rent of $3.8175 per square foot plus a pro rata share of real estate taxes and maintenance. The initial term of the retail lease expires on December 31, 2011. The Company has also leased back on a six month basis, with two six month renewal terms, 55,000 square feet for the manufacturing of sterling silver products, 19,700 square feet for its technical center and 14,000 square feet for customer service offices. The rent for these three spaces is $3.50 per square foot plus a pro rata share of real estate taxes and maintenance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENOX GROUP INC

/s/ Timothy J. Schugel

Timothy J. Schugel
Chief Financial and Operating Officer

Dated: December 28, 2006